Exhibit 10.3

BROWN-FORMAN CORPORATION

2025 AMENDED AND RESTATED
SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

BROWN-FORMAN CORPORATION
2025 AMENDED AND RESTATED
SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

TABLE OF CONTENTS
Contents
Preamble    1
ARTICLE I — DEFINITIONS    1
1.01    "Actual CB Benefit"    1
1.02    "Actual FAP Benefit"    2
1.03    "Board"    2
1.04    "Cash Balance Accrued Benefit"    2
1.05    "CB Benefit before Restrictions"    2
1.06    "Employer"    2
1.07    "FAP Benefit before Restrictions"    3
1.08    "Final Average Pay Benefit"    3
1.09    "Grandfather Transition Date"    3
1.10    "Participant"    3
1.11    "Plan"    3
1.12    "Plan Administrator"    4
1.13    "Pre-2005 Accrued Benefit"    4
1.14    “Qualified Special Incentive Award”    4
1.15    "Retirement Plan"    4
1.16    "Related Employer"    4
1.17    "Separation from Service"    4

ARTICLE II — ELIGIBILITY    4
2.01    Eligibility for Benefits    4
2.02    Allocation of Authority    5

ARTICLE III — RETIREMENT BENEFITS    5
3.01    General    5
3.02    Grandfathered Benefits    5
3.03    Time and Form of Benefit Payments    5
3.04    Converted Final Average Pay Benefit    6
3.05    Permitted Acceleration of Payment    7
3.06    Permissible Delays in Payment    7

1

ARTICLE IV — BENEFIT FORFEITURE    7
4.01    Forfeiture Provisions    7
ARTICLE V— DEATH BENEFITS AND BENEFICIARY    8
5.01    Distribution of Survivor Benefits    8
5.02    Death Benefits    8

ARTICLE VI —PLAN ADMINISTRATION    10
6.01    Source of Benefits    10
6.02    Governing Law    10
6.03    Nonguarantee of Employment    10
6.04    Other Benefits and Agreements    10
6.05    Restrictions on Alienation of Benefits    10
6.06    Administration of the Plan    11
6.07    Fair Construction    11
6.08    Disclaimer    11
6.09    Plan Amendments    11
6.10    Plan Termination    11

2

BROWN-FORMAN CORPORATION
2025 AMENDED AND RESTATED
SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

Preamble
    The Brown-Forman Corporation Supplemental Executive Retirement Plan (the "Plan"), a nonqualified supplemental defined benefit plan, was adopted by Brown-Forman Corporation and its subsidiaries ("Employer") December 20, 1984, to ensure that eligible participants in the Brown-Forman Corporation Salaried Employees Retirement Plan ("Retirement Plan") receive the full benefits contemplated by the Retirement Plan before any limitations are imposed by certain Retirement Plan provisions and by the Internal Revenue Code (the "Code").
    Since its initial adoption, the Employer adopted revisions to the Plan effective July 1, 1988, merged the Hartmann Supplemental Executive Retirement Plan into this Plan, effective December 31, 2008, amended and restated the Plan effective January 1, 2009, and amended and restated the Plan effective October 18, 2017 (the “2017 Restatement”). The Employer now wishes to amend and restate the Plan again effective as of July 1, 2025 (the “2025 Restatement”).
    Payments under the Plan will be made directly to Participants from either a grantor trust maintained by and in the name of the Employer or the general fund of the Employer when due in accordance with the terms of this Plan.
    This is a supplemental benefit plan designed to provide specific benefits to a select group of management and highly compensated employees who contribute materially to the continued growth, development, and future business success of the Employer.
    Unless otherwise indicated in this Plan, the benefits provided are based upon and coordinated with the provisions of the Retirement Plan in effect on January 1, 2016, as subsequently amended. Unless otherwise indicated in this Plan, the provisions of the Retirement Plan and the meaning of the terminology in the Retirement Plan are applicable to this Plan. The Retirement Plan is incorporated by reference and is a part of this Plan.
ARTICLE I — DEFINITIONS
    As used in this document, the following words and phrases have the meanings specified below, unless a different meaning is plainly required by the context. Any capitalized terms not defined in this Plan shall have the meaning set forth in the Retirement Plan.
1.01    “Actual CB Benefit” means the monthly Normal, Early, or Late Retirement, or Deferred Vested Benefit, whichever is applicable, determined under the terms of the Retirement Plan, after applying the restrictions in Code Sections 401, 411, 415 that are applicable thereto, to be paid a Participant (or, in the event of the Participant's death, to be paid to the Participant's surviving spouse or beneficiary, if applicable) from the Retirement Plan, based on the Code's limitations in effect for the Retirement Plan at the date the Participant incurs a Separation from Employment (as defined in the Retirement Plan).
1.02    "Actual FAP Benefit" means the monthly Normal, Early, or Late Retirement, or Deferred Vested Benefit, whichever is applicable, determined under the terms of the Retirement Plan, after applying the restrictions in Code Sections 401, 411, 415 that are applicable thereto, to be paid a Participant (or, in the event of the Participant's death, to be paid to the Participant's surviving spouse or beneficiary, if applicable) from the Retirement Plan, based on the Code's limitations in effect for the Retirement Plan at the date the Participant incurs a Separation from Employment (as defined in the Retirement Plan), and disregarding for this purpose any Pre-2005 Accrued Benefit that separately commenced.
1.03    “Board” means the Board of Directors of Brown-Forman Corporation.
1.04    "Cash Balance Accrued Benefit" means the portion of the benefit under this Plan determined as of the Participant’s CB Benefit before Restrictions less the Participant’s Actual CB Benefit.
    1.05    “CB Benefit before Restrictions” means a Participant's monthly Normal, Early, or Late Retirement, or Deferred Vested Benefit, whichever is applicable, determined (i) under the terms of the Retirement Plan without regard to the limitations imposed under Code Sections 401, 411, 415, and subsequent amendments or additions to the Code which may further limit a Participant's Actual CB Benefit, (ii) calculating Average Annual Compensation for the Participant by taking into account the grant value of any Qualified Special Incentive Award (as set forth in the resolutions or consent approving such award and regardless of when such award is granted) when calculating, and (iii) calculating a Participant's Compensation by including Participant salary deferrals into the Brown-Forman Corporation Nonqualified Savings Plan prior to the freeze of deferrals under such plan (included as Compensation for the Plan Year in which such salary deferrals were made). For purposes of any Participant who enters into an agreement with the Employer to cease active services but under which compensation will continue for a period of time not to exceed six months (a "Leave Agreement"), the term "CB Benefit before Restrictions" shall be determined by including any eligible compensation paid through and including the end of such leave (but in no event for more than six months) and assuming the date a Participant's Period of Severance (as that term is defined in the Retirement Plan) begins is the day the Leave Agreement says that formal separation will occur at the end of such leave. For the avoidance from doubt, the cessation of active services which constitutes a Separation from Service (as defined below in this Plan) with respect to Participants who are parties to a Leave Agreement shall be disregarded for benefit computation purposes, although it shall remain relevant for determining the time for payment of benefits under this Plan.
1.06    "Employer" means Brown-Forman Corporation and any of its subsidiaries or affiliated business entities participating in the Retirement Plan.

1.07    "FAP Benefit before Restrictions" means a Participant's monthly Normal, Early, or Late Retirement, or Deferred Vested Benefit, whichever is applicable, determined (i) under the terms of the Retirement Plan without regard to the limitations imposed under Code Sections 401, 411, 415, and subsequent amendments or additions to the Code which may further limit a Participant's Actual FAP Benefit, (ii) calculating Average Annual Compensation for the Participant by taking into account the grant value of any Qualified Special Incentive Award (as set forth in the resolutions or consent approving such award and regardless of when such award is granted) when calculating, and (iii) calculating a Participant's Compensation by including Participant salary deferrals into the Brown-Forman Corporation Nonqualified Savings Plan prior to the freeze of deferrals under such plan (included as Compensation for the Plan Year in which such salary deferrals were made). For purposes of any Participant who enters into an agreement with the Employer to cease active services but under which compensation will continue for a period of time not to exceed six months (a "Leave Agreement"), the term "FAP Benefit before Restrictions" shall be determined by including any eligible compensation paid through and including the end of such leave (but in no event for more than six months) and assuming the date a Participant's Period of Severance (as that term is defined in the Retirement Plan) begins is the day the Leave Agreement says that formal separation will occur at the end of such leave. For the avoidance from doubt, the cessation of active services which constitutes a Separation from Service (as defined below in this Plan) with respect to Participants who are parties to a Leave Agreement shall be disregarded for benefit computation purposes, although it shall remain relevant for determining the time for payment of benefits under this Plan.
1.08    "Final Average Pay Benefit" means the portion of the benefit under this Plan determined as the Participant's FAP Benefit before Restrictions less the Participant’s Actual FAP Benefit.
    1.09    "Grandfather Transition Date" means January 1, 2018, the last date as of which a Participant who incurred a Separation from Service before October 15, 2017 could have could have elected to commence payment of the Pre-2005 Accrued Benefits.
1.10    "Participant" means any Employee of the Employer who is an executive officer, or other key Employee designated to participate in this Plan pursuant to Article II hereof and who is a participant in the Retirement Plan, and whose pension benefits determined on the basis of the provisions of such Retirement Plan, are capped because of the dollar limitations of the Code. Participant shall also include those persons who were participants in the Hartmann Supplemental Executive Retirement Plan ("Hartmann SERP") at the time of the merger of the Hartmann SERP into this Plan effective December 31, 2008.
    1.11    "Plan" means this Brown-Forman Corporation Supplemental Executive Retirement Plan, as subsequently amended or restated, which is an unfunded nonqualified defined benefit plan providing supplemental benefits for selected executives, officers, or key Employees, beyond those benefits provided by the Retirement Plan.

    1.12    "Plan Administrator" means an administrative committee composed of the members of the Employee Benefits Committee, in a non-fiduciary capacity as employees of the Employer.
    1.13    "Pre-2005 Accrued Benefit" means the vested benefit accrued by a Participant prior to January 1, 2005 based on the terms of this Plan and the Retirement Plan as then in effect, also referred to herein as the "Grandfathered Benefits," for which there is a distinction as to how and when payments commence, for benefits that began payment on or before January 1, 2018. The Pre-2005 Accrued Benefit is equal to the Participant’s FAP Benefit before Restrictions earned based on compensation and service before January 1, 2005, less the Actual FAP Benefit payable from the Retirement Plan based on compensation and service before that same date. The calculation of the vested Accrued Benefit the Participant would have been entitled to receive under the Retirement Plan is in accordance with the terms of the Retirement Plan in effect on January 1, 2009 without regard to any changes made in such plan thereafter.
1.14    "Qualified Special Incentive Award" means a special long-term incentive award made outside of the annual long-term incentive program designated by the Compensation Committee of the Board as includible under this Plan for purposes of calculating a Participant’s FAP Benefit before Restrictions.
1.15    "Retirement Plan" means the Brown-Forman Corporation Salaried Employees Retirement Plan, as most recently amended and restated effective January 1, 2016 and as subsequently amended from time to time. All terms not otherwise specifically defined in this Plan have the meaning set forth in the Retirement Plan.
    1.16    "Related Employer" means the Employer and each other corporation or other organization that is deemed to be a single employer with an Employer under Section 414(b) or (c) of the Code (i.e., as part of a controlled group of corporations that includes an Employer or under common control with an Employer).
1.17    "Separation from Service" means the date the Participant dies, retires or otherwise has a termination of employment with the Employer and its Related Employers, as described under Code Section 409A.
A Participant who incurs a Separation from Service and is later rehired shall have any Accrued Benefit payable hereunder related to the first period of service paid at the time and manner it would have been paid, without regard to such rehire.
ARTICLE II — ELIGIBILITY
    2.01    Eligibility for Benefits. Any executive, officer or other key Employee of the Employer who is specifically designated by the Employer becomes a Participant of this Plan at any time that the pension benefits otherwise payable under the Retirement Plan to the Employee are reduced by the benefit limitations set forth in the Code.

    2.02    Allocation of Authority. Any questions or issues concerning the eligibility of an Employee or an amount of benefits payable by this Plan, if any, are determined by the Plan Administrator in accordance with Article VI.
ARTICLE III — RETIREMENT BENEFITS
3.01    General. As further described below, the benefit payable under this Plan shall, in general, be equal to the Participant’s Final Average Pay Benefit (if any) plus the Participant’s Cash Balance Accrued Benefit (if any).
3.02    Grandfathered Benefits. Except for Participants who made a special election in 2008 in accordance with Section 3.03(c) below, a Participant who incurred a Separation from Service before October 15, 2017 and attained age 55 on or before the Grandfather Transition Date, commenced payment of Grandfathered Benefits (also referred to as Pre-2005 Accrued Benefits hereunder) no later than the Grandfather Transition Date and shall be governed by the terms of the 2017 Restatement. Benefits for all other Participants are no longer considered grandfathered for purposes of Code Section 409A and shall be paid pursuant to the terms and conditions of this Plan.
3.03    Time and Form of Benefit Payments. A Participant shall be entitled to such Participant’s Final Average Pay Benefit (if any) and Cash Balance Accrued Benefit (if any) under this Plan at the time and in the form provided below.
        (a)    Final Average Pay Benefits. A Final Average Pay Benefit is paid in the form of one of the actuarially-equivalent monthly annuity forms allowed by Section 4.10 of the Retirement Plan (never in a lump sum), as elected by a Participant before the date it is actually paid (or, failing a timely election, paid in the default form designated in Section 3.03(e) below), said payments to commence on the first day of the month next following the later of the Participant's:
            (i)    Separation from Service (subject to the six-month suspension in Section 3.03(d) below); or
            (ii)    attainment of age 55.
(b)    Cash Balance Accrued Benefit. A benefit payable hereunder that is attributable to Cash Balance Accrued Benefits is paid in the form of a lump sum payment, said payment to be made (subject to the six-month suspension in Section 3.03(d) below) as of the first day of the month next following Separation from Service.
        (c)    Post-2008 Payments to Participants Terminating Prior to 2009. Notwithstanding Section 3.03(a) above, Participants who separated from service prior to January 1, 2009 and who had not commenced payment of benefits under the Retirement Plan and this Plan prior to January 1, 2009, were given a right to make an irrevocable election to determine the date that benefits hereunder other than those attributable to Pre-2005 Accrued Benefits shall commence, said election to be no earlier than the first day of the month after attaining age 55 and no later than the first day of the month after attaining age 65. Said election was binding only if made in writing on or before December 31, 2008. If the said Participant failed to make a timely election, the Participant's non-Grandfathered Accrued Benefit commenced or shall commence on the later of January 1, 2009, or the first day of the month next following the Participant attaining age 55. If any such Participants still had a Grandfathered Benefit due as of the Grandfather Transition Date, it was or shall be paid at the same time and in the same manner as applies to that Participant's non-Grandfathered benefit in accordance with that 2008 election. The commencement of benefits under this Section 3.03(c) is further subject to Section 3.03(d) below.
        (d)    Six-Month Suspension of Payments. Notwithstanding the provisions for commencement of benefit payments under Section 3.03(a), (b), and (c) above, monthly payments shall be suspended and shall not commence earlier than six months following Separation from Service. Any suspended monthly payments or Cash Balance Accrued Benefit will be paid to the Participant in a lump sum actuarial equivalent payment in the seventh month following Separation from Service.
(e)    Annuity Election Timing. The election of the particular form of annuity (said forms being actuarially equivalent), in which benefits under Sections 3.03(a) or (c) of this Plan will be received shall be made between up to 180 days before the first payment is due to be made hereunder; provided, however, if a particular form of annuity is not elected before the date the benefit is to commence, the form of annuity payment shall be a joint and 50% survivor annuity for a married Participant for whom spousal date of birth information has been provided, and a life annuity for a Participant who is either not married or for whom marital status or spousal age is not known.
(f)    De Minimis Amounts. Notwithstanding the foregoing, the payment of a benefit under this Plan otherwise due to a Participant who has incurred a Separation from Service shall be accelerated and paid in a lump sum in the seventh month following such Separation, if (i) the actuarially equivalent amount of the benefit otherwise payable under this Article is less than that year's annual tax deferral limit (without regard to catch-up under Code Section 402(g) ($23,500 in 2025)); and (ii) at the time the payment is made, the amount constitutes the Participant's entire interest under the Plan and all other plans that are aggregated with the Plan under Treas. Reg. Sec. 1.409A-1 (c)(2).
    3.04    Converted Final Average Pay Benefit. Effective as of July 1, 2025, in lieu of any other benefits that would otherwise be payable under the Plan, any Participant who is either (i) a member of the Executive Leadership Team on July 1, 2025 and who first commenced participation in the Retirement Plan on or after July 1, 2012 (and, therefore, earns benefits under the Cash Balance formula of the Retirement Plan) or (ii) is designated by the Compensation Committee of the Board to receive benefits under this Section 3.04, shall have his or her Final

Average Pay Benefit determined under the provisions of this Section 3.04 and shall not be entitled to any Cash Balance Accrued Benefit under this Plan. The amount of such Participant’s Final Average Pay Benefit shall be equal to (A) such Participant’s FAP Benefit before Restrictions (calculated as if the Participant were eligible to participant under the Final Average Pay formula of the Retirement Plan during such Participant’s entire employment with the Employer) less (B) (i) the Participant’s Actual CB Benefit (converted to an annuity using the actuarial equivalence factors in the Retirement Plan) plus (ii) the Participant’s Actual FAP Benefit.
3.05    Permitted Acceleration of Payment. The Employer may permit acceleration of the time or schedule of any payment or amount scheduled to be paid pursuant to a payment under the Plan provided such acceleration would be permitted by the provisions of Treas. Reg. Sec. 1.409A-3(j)(4) (which regulation requires that no Participant be allowed to elect whether to exercise this discretion with respect to such Participant's benefit), including the following events:
        (b)    FICA Tax. A payment may be accelerated to the extent required to pay the Federal Insurance Contributions Act tax imposed under Code Sections 3101, 3121(a) and 3121(v)(2) of the Code with respect to compensation under the Plan (the "FICA Amount"). Additionally, a payment may be accelerated to pay the income tax on wages imposed under Code Section 3401 of the Code on the FICA Amount and to pay the additional income tax at source on wages attributable to the pyramiding Code Section 3401 wages and taxes. The total payment under this subsection (b) may not exceed the aggregate of the FICA Amount and the income tax withholding related to the FICA Amount. Notwithstanding the option to accelerate benefits for payment of the FICA amount when there is a measurement date, if benefits are not so accelerated, and if a Participant's other income is not debited, or outright payment of such tax is not effected at the date that the benefits could be so taxed, then taxes imposed under Code Sections 3101, 3121(a) and 3121(v)(2) shall be withheld and remitted as and when benefits are paid hereunder.
        (c)    Section 409A Additional Tax. A payment may be accelerated if the Plan fails to meet the requirements of Code Section 409A; provided, that such payment may not exceed the amount required to be included in income as a result of the failure to comply with the requirements of Code Section 409A.
        (d)    Other Events. A payment may be accelerated in the Plan Administrator's discretion in connection with such other events and conditions as permitted by Code Section 409A.
3.06    Permissible Delays in Payment. The Employer may delay distributions beyond the date payment would otherwise occur in accordance with the provisions of this Article 3 or under Article 5 upon such other events and conditions as are permissible under Code Section 409A and the accompanying regulations.

ARTICLE IV — BENEFIT FORFEITURE
    4.01    Forfeiture Provisions. Notwithstanding the foregoing, a Participant forfeits all benefits from the Plan if the Plan Administrator determines that the Participant's employment terminated as a result of fraud, dishonesty, embezzlement, conviction of a crime, or the Participant's having engaged in any act of competition with the Employer. Competition includes, but is not limited to, employment with a competitor, or using, divulging, furnishing or otherwise making accessible to any person, firm or corporation, any knowledge or information with respect to:
        (a)    any confidential, proprietary or secret aspect of the business or any program of the Employer; or
        (b)    any customers' or suppliers' lists or other information relating to the customers or suppliers of the Employer.
ARTICLE V— DEATH BENEFITS AND BENEFICIARY
    5.01    Distribution of Survivor Benefits. When electing a form of payment hereunder that allows designation of a Beneficiary other than a spouse or Partner (as defined in the Retirement Plan), a Participant shall designate a Beneficiary in accordance with the terms of the Retirement Plan. Subject to Section 3.03(f) above, upon the death of a Participant who had previously begun receiving Retirement Benefit payments under this Plan in the form of a straight life annuity with one hundred twenty (120) months certain, the Participant's Beneficiary is entitled to a continued monthly benefit equal hereunder for the remainder of such minimum period. If the Plan Administrator has any doubt as to the proper Beneficiary to receive payments under this Plan, the Plan Administrator has the right to withhold such payments until the matter is resolved and to offset from such benefit any costs and expenses incurred in resolving the matter. Any payment made by the Plan Administrator, in good faith and in accordance with this Plan, fully discharges the Plan Administrator and the Employer from all further obligations with respect to such payment.
5.02    Death Benefits.
(a)    Upon the death of a Participant before payment of benefits begins hereunder, whose spouse or Partner (as defined in the Retirement Plan) is eligible for a Final Average Pay Death Benefit based on the Retirement Plan's Final Average Pay formula in accordance with Article IV of the Retirement Plan (or for a Participant covered by Section 3.04 above, whose spouse or Partner would have been eligible if such Participant had participated in the Retirement Plan prior to July 1, 2012), the Participant's surviving spouse or Partner is entitled to a monthly benefit (subject to the de minimis lump sum exception in Section 3.03(f) above) from this Plan equal to the surviving spouse/Partner benefit determined under the Retirement Plan, but with respect to the difference between the FAP Benefit before Restrictions and the

Actual FAP Benefit (or for Participants described in Section 3.04, Actual CB Benefit), in each case calculated as provided in Article III hereof. Such benefit shall begin at the later of the first of the month following the Participant's death, or the first of the month following the month in which the Participant would have attained age 55. There is no death benefit under the Plan for a Participant with a Final Average Pay Benefit who dies without a surviving spouse or Partner.
        (b)    Notwithstanding the preceding subparagraph, if a Participant with a Final Average Pay Benefit (including a Participant described in Section 3.04 above) dies before payment actually begins hereunder but during a Processing Window (as defined below), the death benefit payable shall be the survivor portion due under the form of annuity payment the Participant elected before death, payable to the beneficiary designated in the payment election; provided, however, that, with respect to a Final Average Pay Benefit, if a Participant elected a single life annuity during the Processing Window and then died before its first payment, any surviving spouse or Partner shall still be entitled to the benefit described in Section 5.02(a).
(c)    For purposes of this Section, the “Processing Window” shall mean the period after a Participant has fully completed and delivered to the Employer the distribution forms to select the form of annuity in accordance with Section 3.03(e), provided that such election form also includes a spousal consent thereto, if required, and provided further that such forms may not be completed or deemed completed or tendered, any earlier than the 180th day prior to the date payment of benefits to the Participant could have been due hereunder, had death not occurred. For avoidance of doubt, such election forms may not be completed and binding except for a Participant who either (i) is still employed has selected and announced an eligible retirement date that will occur within 6 months and after his age of 55, or (ii) has had a Separation from Service within 6 months prior to or after his attainment of age 55.
(d)    Upon the death of a Participant with a Cash Balance Accrued Benefit, the Participant’s spouse or Partner (as defined in the Retirement Plan), if otherwise eligible for a Death Benefit in accordance with Article IV of the Retirement Plan, shall be entitled to a lump sum benefit from this Plan equal to Cash Balance Accrued Benefit. Except as provided in the next sentence, there is no death benefit under the Plan for a Participant with a Cash Balance Accrued Benefit who dies without a surviving spouse or Partner. If a Participant with a Cash Balance Accrued Benefit dies after having (i) announced an intention to terminate employment within 6 months, and (ii) completed and submitted election paperwork to be paid their Cash Balance Accrued Benefit beginning within 6 months after that election, the Participant’s spouse or Partner (as defined in the Retirement Plan), or, if none, the Participant’s estate, shall be entitled to a lump sum benefit from this Plan equal to the Cash Balance Accrued Benefit. For the avoidance of doubt, this Section 5.02(d) shall not apply to any Participant receiving a benefit pursuant to Section 3.04 above.
(e)    Upon death of a Participant after benefit payments have begun hereunder, the Participant's spouse, Partner (as defined in the Retirement Plan) or other Beneficiary (if applicable) as of the date such benefit began shall be entitled to a survivor annuity based on the form of benefit then in effect. No Partner death benefit shall apply hereunder for Grandfathered Benefits paid or payable before the Grandfather Transition Date.

ARTICLE VI —PLAN ADMINISTRATION
    6.01    Source of Benefits. Amounts payable under this Plan are not funded and are paid exclusively from the general assets of the Employer. No person entitled to payment under this Plan has any claim, right, security interest, or other interest in any fund, trust, account, insurance contract, or asset of the Employer. The benefits under this Plan constitute liabilities of the Employer, payable when due.
    6.02    Governing Law. The provisions of this Plan are construed, administered, and enforced in accordance with the laws of the State of Delaware, to the extent such laws are not superseded by Federal law.
    6.03    Nonguarantee of Employment. The Plan does not in any way obligate the Employer to continue the employment of a Participant, nor does it limit the right of the Employer at any time to terminate the Participant's employment, with or without cause. Termination of a Participant's employment with the Employer, whether by action of the Employer or Participant, immediately terminates participation in the Plan and all further obligations of either party, except as may be provided in this Plan.
    6.04    Other Benefits and Agreements. The benefits provided for a Participant and, if applicable, Participant's spouse, Partner or Beneficiary under the Plan are in addition to any other benefits available under any other plan or program of the Employer for its Employees, and, except as may otherwise be expressly provided for, the Plan supplements and does not supersede, modify or amend any other plan or program of the Employer or a Participant. Moreover, benefits under the Plan are not considered Compensation for the purpose of computing contributions or benefits under any plan or plans maintained by the Employer, or any of its subsidiaries, which are qualified under Code Sections 401(a) and 501(a).
    6.05    Restrictions on Alienation of Benefits. No right or benefit under the Plan is subject to anticipation, alienation, sale, assignment, pledge, encumbrance or transfer, and any attempt to anticipate, alienate, sell, assign, pledge, encumber or transfer Plan benefits is void. Prior to actual payment, a Participant's benefit is not subject to the debts, judgments or other obligations of the Participant, and is not subject to attachment, seizure, garnishment or other process applicable to the Participant, spouse, Partner or other Beneficiary. If any Participant, spouse, Partner or other Beneficiary under the Plan attempts to anticipate, alienate, sell, assign, pledge, encumber or transfer any right to a Plan benefit, then such right or benefit, at the discretion of the Plan Administrator, ceases, and in such event, the Plan Administrator may hold or apply the same or any part thereof for the benefit of such Participant or Beneficiary.
    Notwithstanding the foregoing, the preceding paragraph shall not apply to the creation, assignment, or recognition of a right to any benefit payable with respect to a Participant pursuant to a divorce or separation instrument, provided that such divorce or separation instrument meets the same general requirements as a Qualified Domestic Relations Order as provided by the underlying Retirement Plan pursuant to Section 206(d) of the Employee Retirement Income Security Act and Code Section 414(p).
    6.06    Administration of the Plan. The general administration of this Plan, as well as construction and interpretation thereof, is vested in the Plan Administrator, which shall generally administer this Plan in the same manner and in accordance with the administrative provisions of the Retirement Plan, to the extent applicable. The Plan Administrator has the duty, full discretionary authority, and full discretionary control to manage the operation and administration of this Plan. The Plan may retain agents to assist in the administration of the Plan and may delegate to agents such duties as it sees fit. The Plan Administrator's interpretations, determinations, regulations, calculations, and other administrative decisions are final and binding on all persons and parties having an interest in the Plan. In the event of a dispute over the payment of benefits under this Plan, the same claims procedure as applies under the Retirement Plan shall apply to benefits under this Plan as well, and the Plan Administrator shall withhold such payments pending resolution of the dispute. The Plan Administrator retains the right to offset any costs and expenses incurred in resolving a dispute over benefits from the benefits as and when due (and not before due) hereunder.
    The Employer will indemnify, defend and hold harmless any Employee designated by the Employer to assist in the administration of the Plan from any and all loss, damage, claims, expense or liability with respect to this Plan (collectively, "claims") except claims arising from the intentional acts or gross negligence of the Employee.
6.07    Fair Construction. The Employer, Participants, spouses, Partners or other Beneficiaries intend that this Plan in form and in operation comply with Code Section 409A, the regulations thereunder, and all other present and future applicable guidance. The Employer and any other party with authority to interpret or administer the Plan will interpret the Plan terms in a manner which is consistent with applicable law.
6.08    Disclaimer. It is the Employer's intention that the Plan comply with the requirements of Code Section 409A. Neither the Employer nor a Related Employer shall have any liability to any Participant should any provision of the Plan fail to satisfy the requirements of Code Section 409A.
6.09    Plan Amendments. The Employer reserves the right to amend or modify this Plan, in whole or in part, at any time. Action by the Employer under this Plan may be by the Board,

the Compensation Committee of the Board, or by any officer delegated amendment authority by the Board.
6.10    Plan Termination. The Employer reserves the right to terminate the Plan (or related portion thereof) in accordance with the rules set forth in Treas. Reg. 1.409A-3(j)(ix).

IN WITNESS WHEREOF, the Employer has caused this amended and restated Plan to be executed by an officer duly authorized this 17th day of July    , 2025, effective as set forth herein.

BROWN-FORMAN CORPORATION

By: /s/Leanne D. Cunningham
Title: EVP and Chief Executive Officer

12